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                        [SHEARMAN & STERLING LETTERHEAD]

                                                 February 23, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies/Gentlemen:

                   We have acted as counsel for Zweig Series Trust, a Massachusetts business trust (the "Trust"). As counsel to the Trust, we are familiar with the registration of the Trust under the Investment Company Act of 1940, as amended (File No. 811-7777), and the registration of its shares of beneficial interest designated as Zweig Cash Fund, Government Securities Series, Zweig Strategy Fund, Zweig Appreciation Fund, and Zweig Managed Assets, each with no par value (the "Shares"), under the Securities Act of 1933 (the "1933 Act"), pursuant to a registration statement on Form N-1A (File No. 2-93538) (the "Registration Statement"), including the prospectuses and statements of additional information dated May 1, 1995 and September 1, 1995, as supplemented from time to time (hereinafter collectively referred to as the "Prospectuses"), forming a part thereof.

                  We have examined and relied upon such corporate records of the Trust and such other documents and certificates of public officials and officers and representatives of the Trust as we have deemed necessary and appropriate to render the opinion expressed herein. With respect to all matters concerning Massachusetts law, we have relied upon the opinion of Messrs. Lane Altman & Owens LLP, local counsel to the Trust, an executed copy of which is annexed hereto as Exhibit A.

                  On the basis of the foregoing, it is our opinion that:

                  (i) The 323,862,093 Shares sold and issued by the Trust during the fiscal year ended December 31, 1995 against receipt of the net asset value of such Shares, as described in the Prospectuses, were validly and legally issued, fully paid and non-assessable under the laws of the Commonwealth of Massachusetts, except to the extent modified in paragraph (ii) below.


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Securities and Exchange Commission     2                       February 23, 1996


                  (ii) The Shares are not subject to assessment by or under the authority of the trustees of the Trust or their agents. However, under certain circumstances, the shareholders could be liable for obligations of the Trust, as disclosed in the statements of additional information.

                  This opinion does not extend to the laws of any jurisdiction other than the laws of the State of New York, the laws of the Commonwealth of Massachusetts as they apply to business trusts (to the extent of and based upon the enclosed opinion of Messrs. Lane & Altman) and the federal securities laws.

                  We consent to filing this opinion with the Securities and Exchange Commission (the "Commission") in connection with the filing of the Trust's Rule 24f-2 Notice for the fiscal year ended December 31, 1995. In giving this consent, we do not hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the 1933 Act or the rules and regulations thereunder.

                                       Very truly yours,

                                       /s/ Shearman & Sterling

                                       Shearman & Sterling